Exhibit 5.1

June 18, 2019

Genocea Biosciences, Inc.
Cambridge Discovery Park
100 Acorn Park Drive, 5th Floor
Cambridge, MA 02140
(617) 876-8191

Re: Registration Statement on Form S-1 (File No. 333-232023)

Ladies and Gentlemen:
This opinion letter is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 11,500,000 shares of common stock, $0.001 par value per share (the “Securities”), of Genocea Biosciences, Inc., a Delaware corporation (the “Company”), including 1,500,000 Securities that may be purchased by the underwriters pursuant to their option to purchase additional shares. The Securities are proposed to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company and the underwriters named therein.
We have acted as counsel for the Company in connection with the proposed sale of the Securities. For purposes of this opinion, we have examined and relied upon such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.
The opinions expressed below are limited to the Delaware General Corporation Law.
Based upon and subject to the foregoing, we are of the opinion that the Securities have been duly authorized and, when issued and delivered pursuant to the Underwriting Agreement and against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.
We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

_/s/ Ropes & Gray LLP__________
Ropes & Gray LLP